Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

June 16, 2023

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Re:         Clene Inc. – 50,000,000 Units

Ladies and Gentlemen:

We have acted as special counsel to Clene Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 50,000,000 Units (each, a “Unit”), with each Unit consisting of one share (a “Share”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), one warrant to purchase one share of Common Stock (a “Tranche A Warrant Share”) at an exercise price of $1.10 per share (a “Tranche A Warrant”) and one warrant to purchase one share of Common Stock (a “Tranche B Warrant Share”, and together with the Tranche A Warrant Shares, the “Warrant Shares”) at an exercise price of $1.50 per share (a “Tranche B Warrant”, and together with the Tranche A Warrant, the “Warrants”). This opinion letter is being issued pursuant to the requirements of the Securities Act.

The Units are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and the Canaccord Genuity LLC. Capitalized terms in this opinion letter that are not otherwise defined herein have the meanings ascribed to them in the Underwriting Agreement.

In connection with the foregoing, we have examined certain records of the Company, certificates of public officials and officers of the Company, and such other documents as we have deemed relevant for purposes of the opinion expressed below.

With respect to various factual matters material to the opinion expressed below, we have relied upon certificates and information furnished by public officials and representatives of the Company.

Clene Inc.

June 16, 2023

We have assumed without inquiry or other investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity other than the Company to execute, deliver and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution and delivery by each entity other than the Company of each such agreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of each signature; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete and authentic; and (x) the valid, legal, binding and enforceable nature of the obligations of all parties under the transaction documents other than the Company.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(i) when the Shares are issued and delivered against payment of the consideration thereof in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable;

(ii) when the Warrants are issued and delivered against payment of the consideration thereof in accordance with the terms and conditions of the Underwriting Agreement, the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer or conveyance, or other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(iii) when the Warrant Shares are issued and delivered upon exercise of the respective Warrants, in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion is limited to matters governed by the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP